Exhibit 10.5

LOAN AND SECURITY AGREEMENT

This LOAN AND SECURITY AGREEMENT (this “Agreement”) is entered into as of September 28, 2020, by and between funds and separate accounts under the management of Nantahala Capital Management, LLC (collectively, “Nantahala”), as lenders, and the other lenders set forth on the signature pages (each a “Signature Page”) hereto (together with Nantahala, the “Lenders”) and ImageWare Systems, Inc. (“Borrower”).

RECITALS

This Agreement sets forth the terms on which Lenders will provide a term loan to Borrower, and Borrower will repay the amounts owing to Lenders on the terms and conditions contained herein.

AGREEMENT

The parties agree as follows:

1. DEFINITIONS AND CONSTRUCTION.

1.1 Definitions. As used in this Agreement, all capitalized terms shall have the definitions set forth on Exhibit A. Any term used in the Code and not defined herein shall have the meaning given to the term in the Code.

1.2 Accounting Terms. Any accounting term not specifically defined on Exhibit A shall be construed in accordance with GAAP and all calculations shall be made in accordance with GAAP. The term “financial statements” shall include the accompanying notes and schedules.

2. LOAN AND TERMS OF PAYMENT.

2.1 Term Loan. Subject to the terms and conditions of this Agreement, each Lender that has a Commitment hereby agrees to make a term loan to Borrower on the Closing Date in the amount set forth on such Lender’s Signature Page which, together with all Lenders hereto, will be in the aggregate principal amount of Two Million Dollars and Zero Cents ($2,000,000.00) (as may be increased from time to time pursuant to Section 2.5, the “Loan”). Loan (i) shall not exceed for any Lender at the time outstanding, the Commitment of such Lender at such time and (ii) shall not exceed for all Lenders at any time outstanding, the total amount of all Commitments at such time.

2.2 Conversion Rights.

(a) The Loans shall be convertible into Shares as, and to the extent, provided in Section 2.2(b) hereof unless a Loan Conversion Suspension Event has occurred.

(b) Subject to the next sentence, when (i) the Borrower notifies the Lenders in writing (the “Notice Date”) that all the conditions to closing in Section 7 of the Securities Purchase Agreement have been fulfilled and that the transactions contemplated by the Securities Purchase Agreement are ready to be consummated, and (ii) the Required Lenders consent in writing to such conversion (which Required Lenders shall be deemed to have consented to such conversion unless written notice of objection to such conversion is provided to the Borrower within five (5) Business Days following the Notice Date), then the Loans of each Lender shall convert into Shares as set forth on Schedule B hereto (the date of such conversion, the “Loan Conversion Date”). Notwithstanding the foregoing, unless each Lender has otherwise consented to such conversion in writing, the Loans shall not be converted into Shares pursuant to this Section 2(b) if (i) a Loan Conversion Suspension Event has occurred, (ii) the Borrower has not paid interest on the Loans pursuant to Section 2.4(c) hereof, or (iii) the Borrower does not deliver to the Lenders, on the scheduled Loan Conversion Date, duly executed certificates (or if the Shares are not represented by certificates, duly executed statements related to book-entry accounts) representing the number of Shares purchased by each Lender under the Securities Purchase Agreement on the Closing Date (as defined in the Securities Purchase Agreement), registered in such Lender’s name.

2.3 Repayment. Amounts borrowed pursuant to this Section 2 may be repaid at any time without penalty or premium prior to the earlier of the Maturity Date and the Loan Conversion Date. All amounts borrowed under this Section 2, together with all accrued but unpaid interest and fees thereon, shall be paid in full in cash no later than the Maturity Date, unless the Loan Conversion has previously occurred. Any such amounts that are repaid, prepaid or converted by Borrower prior to the Maturity Date may not be reborrowed.

2.4 Interest Rates, Payments, and Calculations.

(a) Interest Rate. The outstanding principal balance of the Loan, shall bear interest at a fixed rate per annum equal to twelve percent (12%) (“Interest Rate”).

(b) Default Rate. Immediately and automatically upon the occurrence and during the continuance of an Event of Default, all outstanding principal of the Loans and all other Obligations shall accrue and bear interest at the Default Rate.

(c) Payments. Interest hereunder shall be payable by adding such accrued and unpaid interest to the then outstanding principal amount of the Loan on each Interest Payment Date, and from and after such time such interest shall be treated as a Loan for all purposes hereunder.

(d) Computation. All interest chargeable under the Loan Documents shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed.

2.5 Incremental Loans.

(a) Request for Increase. Subject to satisfaction of the conditions in Section 2.5(e), upon notice to the Lenders, Borrower may from time to time request an increase in the Loans (each such increase in Loans, an “Increase”); provided, that (x) any such request for an Increase shall be in a minimum amount of $200,000, plus additional increments of $100,000, in the aggregate or, if less, the entire unutilized amount of the maximum amount of all such requests set forth above, and (y) the amount of all Increases shall not exceed an aggregate collective amount of One Million Dollars and Zero Cents ($1,000,000.00).

(b) Additional Lenders. It is the intent of the Parties that any Increase will be funded by Eligible Purchasers, which shall become Lenders pursuant to a joinder agreement in form and substance reasonably satisfactory to the Lenders (each such Eligible Purchaser executing and delivering such joinder agreement and becoming a Lender, an “Additional Lender”).

(c) Conditions to Effectiveness of Increase. As a condition precedent to Borrower’s right to request each Increase, each of the conditions precedent set forth in Section 3.1 shall be satisfied and no Default or Event of Default shall have occurred and be continuing.

(d) Interest. The Interest Rates, payments and calculations set forth in Section 2.4 shall apply to each Increase; provided that the Interest Rate on each Increase shall accrue on and from the Increase Effective Date.

(e) Other Increase Terms. Each Increase shall rank pari passu in right of payment in respect of Collateral and with the Obligations in respect of the Loans. In addition, Increases shall have the same terms as the initial Loans (and may participate in prepayments of the Loans on a pro rata or less than pro rata basis) or such other terms as are reasonably acceptable to the Lenders.

2.6 Term. This Agreement shall become effective on the Closing Date and, subject to Section 12.8, shall continue in full force and effect for so long as any Obligations remain outstanding. Notwithstanding the foregoing, Borrower shall have the right to terminate this Agreement at any time (including without limitation, upon the occurrence of a Change of Control) so long as Borrower pays in full all outstanding Obligations as of such date of termination.

3. CONDITIONS OF LOANS.

3.1 Conditions Precedent to Loans. The obligation of any Lender to make any Loan hereunder is subject to the fulfillment (or waiver by Required Lenders) of all of the following conditions:

(a) receipt by Lenders of an executed Disbursement Letter in the form of Exhibit C attached hereto;

(b) in accordance with the terms of the Escrow Agreement, the Borrower shall have delivered a Joint Release Instruction (as defined in the Escrow Agreement) to the Escrow Agent; and

(c) the representations and warranties contained in Section 5 shall be true and correct in all material respects on and as of the funding date as though made at and as of each such date, and no Event of Default shall have occurred and be continuing, or would exist after giving effect to such Loan (provided, however, that those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date). The making of each Loan shall be deemed to be a representation and warranty by Borrower on the date of such Loan as to the accuracy of the facts referred to in this Section 3.1.

4. CREATION OF SECURITY INTEREST.

4.1 Grant of Security Interest. Borrower grants and pledges to Lenders a continuing security interest in the Collateral to secure prompt repayment of any and all Obligations and to secure prompt performance by Borrower of each of its covenants and duties under the Loan Documents. Except as set forth in the Schedule, such security interest constitutes a valid, first priority security interest in the presently existing Collateral, and will constitute a valid, first priority security interest in later-acquired Collateral. Notwithstanding any termination of this Agreement, Lenders’ Lien on the Collateral shall remain in effect for so long as any Obligations are outstanding.

4.2 Perfection of Security Interest. Borrower authorizes Lenders to file at any time financing statements, continuation statements, and amendments thereto that (i) either specifically describe the Collateral or describe the Collateral as all assets of Borrower of the kind pledged hereunder, and (ii) contain any other information required by the Code for the sufficiency of filing office acceptance of any financing statement, continuation statement, or amendment, including whether Borrower is an organization, the type of organization and any organizational identification number issued to Borrower, if applicable. Any such financing statements may be filed by Lenders at any time in any jurisdiction. Borrower shall from time to time endorse and deliver to Lenders, at the request of Required Lenders, all other documents that Required Lenders may reasonably request, in form satisfactory to Required Lenders, to perfect and continue perfection of Lenders’ security interests in the Collateral and in order to fully consummate all of the transactions contemplated under the Loan Documents. Borrower shall have the right to possess the Collateral, except where expressly otherwise provided in this Agreement or where Required Lenders choose to perfect its security interest by possession in addition to the filing of a financing statement. Where Collateral is in possession of a third party bailee, Borrower shall take such steps as Required Lenders reasonably request for Lenders to (i) obtain an acknowledgment, in form and substance satisfactory to Required Lenders, of the bailee that the bailee holds such Collateral for the benefit of Lenders, and (ii) obtain “control” of any Collateral consisting of investment property, deposit accounts, letter-of-credit rights or electronic chattel paper (as such items and the term “control” are defined in Revised Article 9 of the Code) by causing the securities intermediary or depositary institution or issuing bank to execute a control agreement in form and substance satisfactory to Lenders. Borrower will not create any chattel paper without placing a legend on the chattel paper acceptable to Lenders indicating that Lenders have a security interest in the chattel paper. Borrower from time to time may deposit with Lenders specific cash collateral to secure specific Obligations; Borrower authorizes Lenders to hold such specific balances in pledge and to decline to honor any drafts thereon or any request by Borrower or any other Person to pay or otherwise transfer any part of such balances for so long as the specific Obligations are outstanding.

4.3 Release of Security Interest. Upon the earlier of (a) the Loan Conversion, and (b) payment in full of all outstanding Obligations by Borrower, the Lenders shall release their security interest in any remaining Collateral; provided, that if any payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by the Lenders upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or a trustee or similar officer for the Borrower or any substantial part of its property, the Collateral or otherwise, this Loan Agreement, all rights hereunder and the Liens created hereby shall continue to be effective, or be reinstated, until such payments have been made.

5. REPRESENTATIONS AND WARRANTIES.

Borrower represents and warrants as follows:

5.1 Due Organization and Qualification. Borrower and each of its Subsidiaries is an entity duly existing under the laws of the jurisdiction in which it is organized and qualified and licensed to do business in any state in which the conduct of its business or its ownership of property requires that it be so qualified, except where the failure to do so could not reasonably be expected to cause a Material Adverse Effect.

5.2 Due Authorization; No Conflict. The execution, delivery, and performance of the Loan Documents are within Borrower’s powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in Borrower’s organizational documents, nor will they constitute an event of default under any material agreement by which Borrower is bound. Borrower is not in default under any agreement by which it is bound, except to the extent such default would not reasonably be expected to cause a Material Adverse Effect.

5.3 Collateral. Borrower and its Subsidiaries have rights in or the power to transfer the Collateral, and their title to the Collateral is free and clear of Liens, adverse claims, and restrictions on transfer or pledge except for Permitted Liens. Any real property and facilities held under lease by the Borrower and its Subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as are not material and do not materially interfere with the use made and proposed to be made of such property and buildings by the Borrower and its Subsidiaries.

5.4 Saleable Value of Assets. The fair saleable value of Borrower’s and its Subsidiaries’ assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities, and Borrower and its Subsidiaries are not left with unreasonably small capital after the transactions contemplated by this Agreement.

6. AFFIRMATIVE COVENANTS.

Borrower covenants that, until payment in full of all outstanding Obligations, and for so long as Lenders may have any commitment to make Loans hereunder, Borrower shall do and shall cause its Subsidiaries to do all of the following:

6.1 Good Standing and Government Compliance. Borrower shall maintain its and each of its Subsidiaries’ organizational existence and good standing in the state in which such person is organized unless otherwise permitted under this Agreement, shall maintain qualification and good standing in each other jurisdiction in which the failure to so qualify could reasonably be expected to have a Material Adverse Effect. Borrower shall comply, and shall cause each Subsidiary to comply, with all statutes, laws, ordinances and government rules and regulations to which it is subject, and shall maintain, and shall cause each of its Subsidiaries to maintain, in force all licenses, approvals and agreements, the loss of which or failure to comply with which would reasonably be expected to have a Material Adverse Effect.

6.2 Taxes. Borrower shall make, and cause each Subsidiary to make, due and timely payment or deposit of all material federal, state, and local taxes, assessments, or contributions required of it by law, including, but not limited to, those laws concerning income taxes; provided that Borrower or a Subsidiary need not make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings and is reserved against (to the extent required by GAAP) by Borrower.

6.3 Further Assurances. At any time and from time to time Borrower shall execute and deliver such further instruments and take such further action as may reasonably be requested by Lenders to effect the purposes of this Agreement.

7. NEGATIVE COVENANTS.

Borrower covenants and agrees that so long as any Obligations (other than contingent indemnity obligations) remain outstanding, Borrower will not and it will not permit its Subsidiaries to do any of the following without Required Lenders’ prior written consent, which shall not be unreasonably withheld:

7.1 Dispositions. Convey, sell, lease, license, transfer or otherwise dispose of all or any material portion of its business or property except where no Event of Default has occurred, is continuing or would exist after giving effect to such transactions.

7.2 Mergers or Acquisitions. Merge or consolidate with or into any other business organization or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person, except where no Event of Default has occurred, is continuing or would exist after giving effect to such transactions.

7.3 Encumbrances. Create, incur, assume or allow any Lien with respect to any of its property or assign or otherwise convey any right to receive income, except for Permitted Liens, or covenant to any other Person that Borrower in the future will refrain from creating, incurring, assuming or allowing any Lien with respect to any of Borrower’s property other than Permitted Liens.

7.4 Distributions. Pay any dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of any capital stock.

7.5 Incurrence of Indebtedness. Incur, assume, become liable for, or make any commitment to incur, Indebtedness.

8. EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an Event of Default by Borrower under this Agreement:

8.1 Payment Default. If Borrower fails to pay any (i) principal when due, or (ii) any of the other Obligations within five (5) Business Days from when due;

8.2 Covenant Default.

(a) If Borrower fails to perform any obligation under Section 6 or violates any of the covenants contained in Section 7 of this Agreement; provided, however, that if in the event of a breach of an obligation under Section 6, if such breach is capable of being cured, such breach shall only become an Event of Default if such breach continues for ten (10) Business Days after the occurrence thereof; or

(b) If Borrower fails or neglects to perform or observe any other material term, provision, condition, covenant contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between Borrower and Lenders and as to any default under such other term, provision, condition or covenant that can be cured, has failed to cure such default within ten (10) Business Days after Borrower receives notice thereof or any officer of Borrower becomes aware thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) Business Day period or cannot after diligent attempts by Borrower be cured within such ten (10) Business Day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional reasonable period (which shall not in any case exceed thirty (30) Business Days) to attempt to cure such default, so long as Borrower continues to diligently attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default;

8.3 Material Adverse Effect. If there occurs any circumstance or circumstances that could reasonably be expected to have a Material Adverse Effect;

8.4 Defective Perfection. If, at any time, Lenders’ security interest in the Collateral is not prior to all other security interests or Liens;

8.5 Attachment. If any material portion of Borrower’s or its Subsidiaries assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within fifteen (15) Business Days, or if Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of Borrower’s assets, or if a notice of lien, levy, or assessment is filed of record with respect to any of Borrower’s assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within fifteen (15) Business Days after Borrower receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by Borrower (provided that no Loans will be made during such cure period);

8.6 Insolvency. If Borrower becomes insolvent, or if an Insolvency Proceeding is commenced by Borrower, or if an Insolvency Proceeding is commenced against Borrower and is not dismissed or stayed within thirty (30) Business Days (provided that no Loans will be made prior to the dismissal of such Insolvency Proceeding);

8.7 Other Agreements. If there is a default by Borrower or other failure by Borrower to perform under any agreement to which Borrower is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness; or

8.8 Misrepresentations. If any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth herein or in any certificate delivered to Lenders by any Responsible Officer pursuant to this Agreement or to induce Lenders to enter into this Agreement or any other Loan Document.

9. LENDERS’ RIGHTS AND REMEDIES.

9.1 Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Required Lenders may, at their election, without notice of their election and without demand, do any one or more of the following, all of which are authorized by Borrower:

(a) Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable (provided that upon the occurrence of an Event of Default described in Section 8.6(insolvency), all Obligations shall become immediately due and payable without any action by Lender);

(b) Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement or under any other agreement between Borrower and Lenders;

(c) Settle or adjust disputes and claims directly with account debtors for amounts, upon terms and in whatever order that Required Lenders reasonably consider advisable;

(d) Make such payments and do such acts as Required Lenders consider necessary or reasonable to protect their security interest in the Collateral. Borrower agrees to assemble the Collateral if Required Lenders so require, and to make the Collateral available to Lenders as Required Lenders may designate. Borrower authorizes Lenders to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or lien which in Required Lenders’ determination appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith. With respect to any of Borrower’s owned premises, Borrower hereby grants Lenders a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of Lenders’ rights or remedies provided herein, at law, in equity, or otherwise;

(e) Set off and apply to the Obligations any and all (i) balances and deposits of Borrower held by Lenders, and (ii) Indebtedness at any time owing to or for the credit or the account of Borrower held by Lenders;

(f) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Lenders are hereby granted a license or other right, solely pursuant to the provisions of this Section 9.1, to use, without charge, Borrower’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Lenders’ exercise of their rights under this Section 9.1, Borrower’s rights under all licenses and all franchise agreements shall inure to Lenders’ benefit;

(g) Sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower’s premises) as Required Lenders determine is commercially reasonable, and apply any proceeds to the Obligations in whatever manner or order Required Lenders deem appropriate. Lenders may sell the Collateral without giving any warranties as to the Collateral. Lenders may specifically disclaim any warranties of title or the like. This procedure will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral. If Lenders sell any of the Collateral upon credit, Borrower will be credited only with payments actually made by the purchaser, received by Lenders, and applied to the indebtedness of the purchaser. If the purchaser fails to pay for the Collateral, Lenders may resell the Collateral and Borrower shall be credited with the proceeds of the sale;

(h) Lenders may credit bid and purchase at any public or private sale;

(i) Apply for the appointment of a receiver, trustee, liquidator or conservator of the Collateral, without notice and without regard to the adequacy of the security for the Obligations and without regard to the solvency of Borrower, any guarantor or any other Person liable for any of the Obligations;

(j) Exercise any other rights of a secured creditor under applicable law; and

(k) Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrower.

Lenders may comply with any applicable state or federal law requirements in connection with a disposition of the Collateral and compliance will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral.

9.2 [Reserved].

9.3 Accounts Collection. At any time after the occurrence and during the continuation of an Event of Default, to the extent constituting Collateral, Lenders may notify any Person owing funds to Borrower of Lenders’ security interest in such funds. Borrower shall collect all such amounts owing to Borrower for Lenders, receive in trust all payments as Lenders’ trustee, and immediately deliver such funds to Lenders in their original form as received from such Person, with proper endorsements for deposit.

9.4 Lender Expenses. If Borrower fails to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement, then Lenders may after reasonable notice to Borrower make payment of the same or any part thereof. Any amounts so paid or deposited by Lenders shall constitute Lender Expenses, shall be immediately due and payable, and shall bear interest at the then applicable rate hereinabove provided, and shall be secured by the Collateral. Any payments made by Lenders shall not constitute an agreement by Lenders to make similar payments in the future or a waiver by Lenders of any Event of Default under this Agreement.

9.5 Lenders’ Liability for Collateral. Lenders have no obligation to clean up or otherwise prepare the Collateral for sale. All risk of loss, damage or destruction of the Collateral shall be borne by Borrower.

9.6 No Obligation to Pursue Others. Lenders have no obligation to attempt to satisfy the Obligations by collecting them from any other person liable for them and Lenders may release, modify or waive any collateral provided by any other Person to secure any of the Obligations, all without affecting Lenders’ rights against Borrower. Borrower waives any right it may have to require Lenders to pursue any other Person for any of the Obligations.

9.7 Remedies Cumulative. Lenders’ rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Lenders shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Lenders of one right or remedy shall be deemed an election, and no waiver by Lenders of any Event of Default on Borrower’s part shall be deemed a continuing waiver. No delay by Lenders shall constitute a waiver, election, or acquiescence by it. No waiver by Lenders shall be effective unless made in a written document signed on behalf of Lenders and then shall be effective only in the specific instance and for the specific purpose for which it was given. Borrower expressly agrees that this Section 9.7 may only be waived or modified with the express written consent of the Required Lenders and will not be deemed waived or modified by Lenders by course of performance, conduct, estoppel or otherwise.

9.8 Demand; Protest. Except as otherwise provided in this Agreement, Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment and any other notices relating to the Obligations.

11. NOTICES.

Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other agreement entered into in connection herewith shall be in writing and shall be personally delivered or sent by a recognized overnight delivery service, certified mail, postage prepaid, return receipt requested, or by email to Borrower or to Lender, as the case may be, at its addresses set forth below:

If to Borrower:
ImageWare Systems Inc.13500 Evening Creek Drive N.Suite 550
San Diego, California 92127Email: jmorris@iwsinc.comAttn: Chief Financial Officer

Disclosure Law Group, a Professional Corporation
655 West Broadway, Suite 870
San Diego, CA 92101
Telephone: (619) 272-7062
Facsimile: (619) 330-2101
Email: drumsey@disclosurelawgroup.com
Attention: Daniel W. Rumsey, Managing Director

If to Lender:	If to any Lenders, to the address set forth under such Lender’s name on the Signature Page hereto executed by such Lender.
The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.

12. CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER; JUDICIAL REFERENCE.

This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the Law of the State of New York. Borrower irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or tort or otherwise, against Lenders in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in a forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable Law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Nothing in this Agreement or in any other Loan Document shall affect any right that Lenders may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against Borrower or its properties in the courts of any jurisdiction. Borrower irrevocably and unconditionally waives, to the fullest extent permitted by applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 10. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable Law.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

13. GENERAL PROVISIONS.

13.1 Successors and Assigns. This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties and shall bind all persons who become bound as a debtor to this Agreement; provided, however, that neither this Agreement nor any rights hereunder may be assigned by Borrower without Required Lenders’ prior written consent, which consent may be granted or withheld in Required Lenders’ sole discretion. Each Lender shall have the right without the consent of or notice to Borrower to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, such Lenders’ obligations, rights and benefits hereunder.

13.2 Indemnification. Borrower shall defend, indemnify and hold harmless Lenders and its officers, employees, and agents against: (a) all obligations, demands, claims, and liabilities claimed or asserted by any other party in connection with the transactions contemplated by this Agreement and/or the Loan Documents; and (b) all losses or Lender Expenses in any way suffered, incurred, or paid by Lenders, its officers, employees and agents as a result of or in any way arising out of, following, or consequential to transactions between Lenders and Borrower whether under this Agreement, or otherwise (including without limitation reasonable attorneys’ fees and expenses), except for losses caused by Lenders’ gross negligence or willful misconduct.

13.3 Time of Essence. Time is of the essence for the performance of all obligations set forth in this Agreement.

13.4 Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

13.5 Correction of Loan Documents. Lenders may correct patent errors and fill in any blanks in this Agreement and the other Loan Documents consistent with the agreement of the parties.

13.6 Amendments in Writing, Integration. All amendments, modifications or waivers to or terminations of this Agreement or the other Loan Documents must be in writing signed by the Borrower and the Required Lenders, provided, however that not such amendment, modification or waiver shall:

(a) modify this Section 12.6 without the consent of all Lenders;

(b) increase the aggregate amount of the Loans required to be made by a Lender pursuant to its Commitment or extend the Maturity Date for any Loans made (or participated in) by a Lender without the consent of such Lender;

(c) reduce the principal amount of or rate of interest on or premium payable with respect to any Lender’s Loans or extend the date on which interest, fees or premiums are payable in respect of such Lender’s Loans, in each case, without the consent of such Lender; or

(d) except as otherwise expressly provided in a Loan Document, release the Borrower from its Obligations under the Loan Documents or release all or substantially all of the Collateral, in each case without the consent of all Lenders.

All prior agreements, understandings, representations, warranties, and negotiations between the parties hereto with respect to the subject matter of this Agreement and the other Loan Documents, if any, are merged into this Agreement and the Loan Documents.

13.7 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.

13.8 Survival. All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations remain outstanding or Lender has any obligation to make any Loan to Borrower. The obligations of Borrower to indemnify Lenders with respect to the expenses, damages, losses, costs and liabilities described in Section 12.2 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Lenders have run.

13.9 Confidentiality. In handling any confidential information, Lenders and all employees and agents of Lenders shall exercise the same degree of care that Lenders exercise with respect to its own proprietary information of the same types to maintain the confidentiality of any non-public information thereby received or received pursuant to this Agreement except that disclosure of such information may be made (i) to the subsidiaries or Affiliates of Lenders in connection with their present or prospective business relations with Borrower, (ii) to prospective transferees or purchasers of any interest in the Loans, (iii) as required by law, regulations, rule or order, subpoena, judicial order or similar order, (iv) as may be required in connection with the examination, audit or similar investigation of a Lender, (v) to Lenders’ accountants, auditors and regulators, and (vi) as Lenders may determine in connection with the enforcement of any remedies hereunder. Confidential information hereunder shall not include information that either: (a) is in the public domain or in the knowledge or possession of a Lender when disclosed to such Lender, or becomes part of the public domain after disclosure to such Lender through no fault of such Lender; or (b) is disclosed to a Lender by a third party, provided such Lender does not have actual knowledge that such third party is prohibited from disclosing such information.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

BORROWER:

IMAGEWARE SYSTEMS, INC.

By:	/s/ Kristin Taylor
	Name:	Kristin Taylor
	Title:	Chief Executive Officer

[Signature Page to Loan and Security Agreement]

LENDER: (Print or Type Name of Purchaser) By: Name: Title: ADDRESS: Telephone: Facsimile: E-Mail: Attention: LOAN AMOUNT: ______________________

[Signature Page to Loan and Security Agreement]

EXHIBIT A

DEFINITIONS

“Additional Lender” has the meaning assigned to such term in Section 2.5(b).

“Affiliate” means, with respect to any Person, any Person that owns or controls directly or indirectly such Person, any Person that controls or is controlled by or is under common control with such Person, and each of such Person’s senior executive officers, directors, and partners.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks in the State of New York are authorized or required to close.

“Closing Date” means the date of this Agreement.

“Code” means the New York Uniform Commercial Code as amended or supplemented from time to time.

“Collateral” means the property described on Exhibit B attached hereto.

“Commitment” means, with respect to each Lender, the amount set forth opposite such Lender’s name on Schedule A hereto.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, lease, dividend, letter of credit or other obligation of another, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards or merchant services issued for the account of that Person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

“Default Rate” means a per annum rate equal to (i) 2.00% plus (ii) the Interest Rate.

“Eligible Purchaser” means (i) a Lender, (ii) an Affiliate of a Lender, and (iii) any other Person (other than a natural person) approved by the Borrower.

“Equity Interests” with respect to any Person, means all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the

Exhibit A-1

purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Escrow Agent” means Citibank, N.A.

“Escrow Agreement” means that certain Escrow Agreement, dated as of the date hereof, by and among the Borrower, the Lenders and the Escrow Agent, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Event of Default” has the meaning assigned to such term in Section 8.

“GAAP” means generally accepted accounting principles, consistently applied, as in effect from time to time.

“Increase” has the meaning assigned to such term in Section 2.5(a).

“Increase Effective Date” means the date of funding of an Increase by an Additional Lender.

“Indebtedness” means (a) all indebtedness for borrowed money or the deferred purchase price of property or services, including without limitation reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments (c) all capital lease obligations and (d) all Contingent Obligations, if any.

“Insolvency Proceeding” means any proceeding commenced by or against any Person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Interest Payment Date” means the first calendar day of each month following the Closing Date.

“Interest Rate” has the meaning assigned to such term in Section 2.4(a).

“Lender Expenses” means all reasonable costs or expenses (including reasonable attorneys’ fees and expenses, whether generated in-house or by outside counsel) incurred in connection with the preparation, negotiation, administration, and enforcement of the Loan Documents; reasonable Collateral audit fees; and Lenders’ reasonable attorneys’ fees and expenses (whether generated in-house or by outside counsel) incurred in amending, enforcing or defending the Loan Documents (including fees and expenses of appeal), incurred before, during and after an Insolvency Proceeding, whether or not suit is brought.

“Lien” means any mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

“Loan” has the meaning assigned to such term in Section 2.2.

“Loan Conversion” means the conversion of all outstanding Loan and all interest thereon that has come due and payable into Shares in accordance with the terms of this Agreement.

“Loan Conversion Date” has the meaning assigned to such term in Section 2.2(b).

“Loan Conversion Suspension Event” means the occurrence of any of the following: (i) any Event of Default; (ii) a Material Adverse Effect; or (iii) the non-compliance by the Borrower with any requirement of law.

“Loan Documents” means, collectively, this Agreement, any note or notes executed by Borrower, and any other document, instrument or agreement entered into in connection with this Agreement, all as amended or extended from time to time.

“Material Adverse Effect” means (i) a material impairment in the perfection or priority of Lenders’ Lien in the Collateral or in the value of such Collateral; (b) a material adverse change in the business, operations, or condition (financial or otherwise) of Borrower; or (c) a material impairment of the prospect of repayment of any portion of the Obligations.

“Maturity Date” means the six-month anniversary of the Closing Date.

“Obligations” means all debt, principal, interest, Lender Expenses and other amounts owed to Lender by Borrower pursuant to this Agreement or any other agreement, whether absolute or contingent, due or to become due, now existing or hereafter arising, including any interest that accrues after the commencement of an Insolvency Proceeding and including any debt, liability, or obligation owing from Borrower to others that Lender may have obtained by assignment or otherwise.

“Parties” means the Borrower and the Lenders and any Additional Lenders that may be joined to this Agreement from time to time.

“Periodic Payments” means all installments or similar recurring payments that Borrower may now or hereafter become obligated to pay to Lender pursuant to the terms and provisions of any instrument, or agreement now or hereafter in existence between Borrower and Lender.

“Permitted Liens” means the following:

(a)
Any Liens existing on the Closing Date, including those set forth on the Schedule;

(b)
Liens arising under this Agreement or the other Loan Documents; and

(c)
Liens to which the Required Lenders have consented in writing in their sole and absolute discretion.

Exhibit A-2

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or governmental agency.

“Purchaser” has the meaning set forth in the Securities Purchase Agreement.

“Required Lenders” means Lenders holding at least 50% of the aggregate principal amount of loans outstanding at any time.

“Responsible Officer” means each of the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer and the Controller of Borrower.

“Schedule” means the schedule of exceptions attached hereto and approved by Lenders, if any.

“Securities Purchase Agreement” means that certain Securities Purchase Agreement, dated as of [ ], 2020 by and among the Borrower and each of the purchasers set forth on the signature pages thereto.

“Segregated Account” means an account of the Escrow Agent with the account number ending in [ ], maintained at Citibank, N.A., which shall at all times be subject to the Escrow Agreement.

“Shares” means the Borrower’s Series D Convertible Preferred Stock, par value $0.01 per share, which Preferred Stock has the rights and privileges set forth in the Borrower’s Certificate of Designations, Preferences and Rights of Series D Convertible Preferred Stock filed with the Secretary of State for the State of Delaware.

“Subsidiary” means any corporation, partnership or limited liability company or joint venture in which (i) any general partnership interest or (ii) more than fifty percent (50%) of the stock, limited liability company interest or joint venture of which by the terms thereof ordinary voting power to elect the Board of Directors, managers or trustees of the entity, at the time as of which any determination is being made, is owned by Borrower, either directly or through an Affiliate.

Exhibit A-3

DEBTOR	IMAGEWARE SYSTEMS, INC.

SECURED PARTIES:	FUND AND SEPARATE ACCOUNT LENDERS UNDER THE MANAGEMENT OF NANTAHALA CAPITAL MANAGEMENT, LLC AND THE OTHER LENDERS LISTED ON THE SIGNATURE PAGES TO THE LOAN AND SECURITY AGREEMENT

EXHIBIT B

COLLATERAL DESCRIPTION ATTACHMENT TO LOAN AND SECURITY AGREEMENT

The following property of Borrower and its Subsidiaries whether presently existing or hereafter created or acquired, and wherever located:

(a)
any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible including Equity Interests; and

any and all cash proceeds and/or noncash proceeds of any of the foregoing, including, without limitation, insurance proceeds, and all supporting obligations and the security therefor or for any right to payment. All terms above have the meanings given to them in the New York Uniform Commercial Code, as amended or supplemented from time to time.

Exhibit B-1

EXHIBIT C

DISBURSEMENT LETTER

IMAGEWARE SYSTEMS, INC.

The undersigned duly elected and acting officer of IMAGEWARE SYSTEMS, INC. (“Borrower”) does hereby certify to the Lenders, in connection with that certain Loan and Security Agreement dated as of September [ ], 2020, by and between Borrower, the Lenders and any Additional Lenders from time to time party thereto (as modified, amended and/or restated from time to time, the “Loan Agreement”; with other capitalized terms used below having the meanings ascribed thereto in the Loan Agreement) that:

1. The representations and warranties made by Borrower in Section 5 of the Loan Agreement and in the other Loan Documents are true and correct in all material respects as of the date hereof.

2. No event or condition has occurred that would constitute an Event of Default under the Loan Agreement or any other Loan Document.

3. Borrower is in compliance with the covenants and requirements contained in Sections 4, 6 and 7 of the Loan Agreement.

4. All conditions referred to in Section 3 of the Loan Agreement to the making of the Loan(s) to be made on or about the date hereof have been satisfied or waived by Lenders.

5. No event having a Material Adverse Effect has occurred.

6. The undersigned is a Responsible Officer.

7. The proceeds of the Loan, as set forth below, shall be disbursed from the Segregated Account in accordance with the Joint Release Instruction (as defined in the Escrow Agreement) to the Borrower’s account set forth below.

AmountPlus	$	___________________

Accrued interest	$

Net Proceeds of the Loan	$

Balance – credited to Borrower’s wire account as follows:

Beneficiary Name
Beneficiary Account Number
Beneficiary Address
ABA Routing Number (9 Digits)
Receiving Institution Name
Receiving Institution Address

[Balance of Page Intentionally Left Blank]

Exhibit C-1

Dated as of the date first set forth above.

BORROWER:

IMAGEWARE SYSTEMS, INC.

By:
	Name:	Kristin Taylor
	Title:	Chief Executive Officer

[ADDITIONAL] LENDER:

[ ].

By:
Name:
Title:

Exhibit C-2

SCHEDULE A

COMMITMENTS

Lender	Commitment

Exhibit C-3

SCHEDULE B

SHARES

Lender	No. of Shares

Schedule of Exceptions

SCHEDULE OF EXCEPTIONS

Permitted Liens

None.

Schedule of Exceptions